UNITED STATES OF AMERICA
BEFORE THE
BOARD OF GOVERNORS OF THE FEDERAL RESERVE SYSTEM
WASHINGTON, D.C.

STATE OF CALIFORNIA
DEPARTMENT OF FINANCIAL INSTITUTIONS
SACRAMENTO, CALIFORNIA

Written Agreement by and among

SAN JOAQUIN BANCORP	Docket Nos. 09-031-WA/RB-HC
Bakersfield, California	09-031-WA/RB-SM

SAN JOAQUIN BANK
Bakersfield, California

FEDERAL RESERVE BANK OF
SAN FRANCISCO
San Francisco, California

and

STATE OF CALIFORNIA
DEPARTMENT OF FINANCIAL INSTITUTIONS
Sacramento, California

WHEREAS, in recognition of their common goal to maintain the financial soundness of San Joaquin Bancorp, Bakersfield, California (“Bancorp”), a registered bank holding company, and its subsidiary bank, San Joaquin Bank, Bakersfield, California (the “Bank”), a state chartered bank that is a member of the Federal Reserve System, Bancorp, the Bank, the Federal Reserve Bank of San Francisco (the “Reserve Bank”) and the State of California Department of Financial Institutions (the “Department”) have mutually agreed to enter into this Written Agreement (the “Agreement”); and

WHEREAS, on March 24, 2009, Bancorp’s and the Bank’s boards of directors, at duly constituted meetings, adopted resolutions authorizing and directing Bruce Maclin, Chairman of the Board, to consent to this Agreement on behalf of Bancorp and the Bank, respectively, and consenting to compliance with each and every applicable provision of this Agreement by Bancorp, the Bank, and their institution-affiliated parties, as defined in sections 3(u) and 8(b)(3) of the Federal Deposit Insurance Act, as amended (the “FDI Act”) (12 U.S.C. §§ 1813(u) and 1818(b)(3)).

NOW, THEREFORE, Bancorp, the Bank, the Reserve Bank, and the Department agree as follows:

Board Oversight

1. Within 60 days of this Agreement, the board of directors of the Bank shall submitto the Reserve Bank and the Department a written plan to strengthen board oversight of the management and operations of the Bank. The plan shall, at a minimum, address, consider, and include:

(a) The actions that the board of directors will take to improve the Bank’s condition and maintain effective control over, and supervision of, the Bank’s major operations and activities, including but not limited to, credit risk management, credit administration, processes to mitigate risks associated with credit concentrations, and earnings; and

(b) a description of the information and reports that will be regularly reviewed by the board of directors in its oversight of the operations and management of the Bank, including information on the Bank’s adversely classified assets, allowance for loan and lease losses (“ALLL”), capital, earnings, and liquidity.

2. Within 60 days of this Agreement, the Bank’s board of directors shall evaluate the Bank’s staffing needs for credit administration and loan workouts, and take the actions necessary to adequately staff these areas with qualified, experienced personnel.

Credit Risk Management

3. Within 60 days of this Agreement, the Bank shall submit to the Reserve Bank and the Department an acceptable written plan to strengthen credit risk management practices. The plan shall, at a minimum, address, consider, and include:

(a) Procedures to periodically review and revise risk exposure limits to address changes in market conditions and strategies to minimize credit losses;

(b) procedures to identify, limit, and manage concentrations of credit that are consistent with the Interagency Guidance on Concentrations in Commercial Real Estate Lending, Sound Risk Management Practices, dated December 12, 2006 (SR 07-1); and

(c) enhancements to the internal loan grading system to timely identify individual problem credits.

Loan Policies and Procedures

4. Within 60 days of this Agreement, the Bank shall submit to the Reserve Bank and the Department acceptable revised written loan policies and procedures that shall, at a minimum, address, consider, and include:

(a) A written cash flow analysis of the borrower and any guarantor at loan origination, and the conditions under which an updated analysis is required;

(b)	standards for renewing, extending, or modifying existing loans;

(c)	the appropriate use of interest reserves;

(d)	a prohibition on the capitalization of interest; and

(e) the administration of other real estate owned (“OREO”).

Loan Review Program

5. Within 60 days of this Agreement, the Bank shall submit to the Reserve Bank and the Department an acceptable written program to enhance the loan review function. The program shall, at a minimum, address, consider, and include:

(a)	The scope and frequency of loan review;

(b)	standards and criteria for assessing the credit quality of loans;

(c)	application of loan grading standards and criteria to the loan portfolio; and

(d)	written reports to the board of directors, at least quarterly, that identify and report the status of those loans that are nonperforming or adversely graded and the prospects for full collection or strengthening of the quality of any such loans.

Asset Improvement

6. (a) The Bank shall not, directly or indirectly, extend or renew any credit to or for the benefit of any borrower, including any related interest of the borrower, who is obligated to the Bank in any manner on any extension of credit or portion thereof that has been charged off by the Bank or classified, in whole or in part, “loss” in the report of examination of the Bank conducted by the Reserve Bank that commenced on October 20, 2008 (“Report of Examination”) or in any subsequent report of examination, as long as such credit remains uncollected.

(b) The Bank shall not, directly or indirectly, extend or renew any credit to or for the benefit of any borrower, including any related interest of the borrower, whose extension of credit has been classified “doubtful” or “substandard” in the Report of Examination or in any subsequent report of examination, without the prior approval of the Bank’s board of directors or the Bank’s loan committee. The board of directors or loan committee shall document in writing the reasons for the extension of credit or renewal, specifically certifying that: (i) the extension of credit is necessary to protect the Bank’s interest in the ultimate collection of the credit already granted or (ii) the extension of credit is in full compliance with the Bank’s written loan policy, is adequately secured, and a thorough credit analysis has been performed indicating that the extension or renewal is reasonable and justified, all necessary loan documentation has been properly and accurately prepared and filed, the extension of credit will not impair the Bank’s interest in obtaining repayment of the already outstanding credit, and the board of directors or loan committee reasonably believes that the extension of credit or renewal will be repaid according to its terms. The written certification shall be made a part of the minutes of the board of directors meetings, and a copy of the signed certification, together with the credit analysis and related information that was used in the determination, shall be retained by the Bank in the borrower’s credit file for subsequent supervisory review. For purposes of this Agreement, the term “related interest” is defined as set forth in section 215.2(n) of Regulation O of the Board of Governors of the Federal Reserve System (the “Board of Governors”) (12 C.F.R. § 215.2(n)) .

7. (a) Within 60 days of this Agreement, the Bank shall submit to the Reserve Bank and the Department an acceptable written plan designed to improve the Bank’s position through repayment, amortization, liquidation, additional collateral, or other means on each loan or other asset in excess of $750,000, including OREO, that (i) is past due as to principal or interest more than 90 days as of the date of this Agreement; (ii) is on the Bank’s problem loan list; or (iii) was adversely classified in the Report of Examination. In developing the plan for each loan, the Bank shall, at a minimum, review, analyze, and document the financial position of the borrower, including source of repayment, repayment ability, and alternative repayment sources, as well as the value and accessibility of any pledged or assigned collateral, and any possible actions to improve the Bank’s collateral position.

(b) Within 30 days of the date that any additional loan or other asset in excess of $750,000, including OREO, becomes past due as to principal or interest for more than 90 days, is on the Bank’s problem loan list, or is adversely classified in any subsequent report of examination of the Bank, the Bank shall submit to the Reserve Bank and the Department an acceptable written plan to improve the Bank’s position on such loan or asset.

(c) Within 30 days after the end of each calendar quarter thereafter, the Bank shall submit a written progress report to the Reserve Bank and the Department to update each asset improvement plan, which shall include, at a minimum, the carrying value of the loan or other asset and changes in the nature and value of supporting collateral, along with a copy of the Bank’s current problem loan list, extension report, and past due/non-accrual report. The board of directors shall review the progress reports before submission to the Reserve Bank and the Department and shall document the review in the minutes of the board of directors’ meetings.

Allowance for Loan and Lease Losses

8. (a) Within 10 days of this Agreement, the Bank shall eliminate from its books, by charge-off or collection, all assets or portions of assets classified “loss” in the Report of Examination that have not been previously collected in full or charged off. Thereafter the Bank shall, within 30 days from the receipt of any federal or state report of examination, charge off all assets classified “loss” unless otherwise approved in writing by the Reserve Bank and the Department.

(b) Within 60 days of this Agreement, the Bank shall review and revise its allowance for loan and lease losses (“ALLL”) methodology consistent with relevant supervisory guidance, including the Interagency Policy Statements on the Allowance for Loan and Lease Losses, dated July 2, 2001 (SR 01-17 (Sup)) and December 13, 2006 (SR 06-17), and the findings and recommendations regarding the ALLL set forth in the Report of Examination, and submit a description of the revised methodology to the Reserve Bank and the Department. The revised ALLL methodology shall be designed to maintain an adequate ALLL and shall address, consider, and include, at a minimum, the reliability of the Bank’s loan grading system, the volume of criticized loans, concentrations of credit, the current level of past due and nonperforming loans, past loan loss experience, evaluation of probable losses in the Bank’s loan portfolio, including adversely classified loans, and the impact of market conditions on loan and collateral valuations and collectibility.

(c) Within 60 days of this Agreement, the Bank shall submit to the Reserve Bank and the Department an acceptable written program for the maintenance of an adequate ALLL. The program shall include policies and procedures to ensure adherence to the revised ALLL methodology and provide for periodic reviews and updates to the ALLL methodology, as appropriate. The program shall also provide for a review of the ALLL by the board of directors on at least a quarterly calendar basis. Any deficiency found in the ALLL shall be remedied in the quarter it is discovered, prior to the filing of the Consolidated Reports of Condition and Income, by additional provisions. The board of directors shall maintain written documentation of its review, including the factors considered and conclusions reached by the Bank in determining the adequacy of the ALLL. During the term of this Agreement, the Bank shall submit to the Reserve Bank and the Department, within 30 days after the end of each calendar quarter, a written report regarding the board of directors’ quarterly review of the ALLL and a description of any changes to the methodology used in determining the amount of ALLL for that quarter.

Capital Plan

9. Within 60 days of this Agreement, Bancorp shall submit to the Reserve Bank and the Department an acceptable joint written plan to maintain sufficient capital at Bancorp on a consolidated basis, and the Bank as a separate legal entity on a stand-alone basis. The plan shall, at a minimum, address, consider, and include:

(a) Bancorp’s current and future capital requirements, including compliance with the Capital Adequacy Guidelines for Bank Holding Companies: Risk-Based Measure and Tier 1 Leverage Measure, Appendices A and D of Regulation Y of the Board of Governors (12 C.F.R. Part 225, App. A and D); (b) the Bank’s current and future capital requirements, including compliance with the Capital Adequacy Guidelines for State Member Banks: Risk-Based Measure and Tier 1 Leverage Measure, Appendices A and B of Regulation H of the Board of Governors (12 C.F.R. Part 208, App. A and B);

(c) the adequacy of the Bank’s capital, taking into account the volume of classified credits, concentrations of credit, ALLL, current and projected asset growth, and projected retained earnings;

(d) the source and timing of additional funds to fulfill Bancorp’s and the Bank’s future capital requirements;

(e) the requirements of section 225.4(a) of Regulation Y of the Board of Governors (12 C.F.R. § 225.4(a)) that Bancorp serve as a source of strength to the Bank; and

(f) procedures for Bancorp and the Bank to notify the Reserve Bank and the Department, in writing, no more than 30 days after the end of any quarter in which any of Bancorp’s consolidated capital ratios or the Bank’s capital ratios (total risk-based, Tier 1, or leverage) fall below the appropriate plan’s minimum ratios and to submit to the Reserve Bank and the Department an acceptable written plan that details the steps Bancorp or the Bank, as appropriate, will take to increase Bancorp’s or the Bank’s capital ratios to or above the respective plan’s minimum within 30 days of such calendar quarter-end date.

Strategic Plan and Budget

10. (a) Within 60 days of this Agreement, the Bank shall submit to the Reserve Bank and the Department a strategic plan to improve the Bank’s earnings, and a budget for 2009. The written plan and budget shall include, but not be limited to:

(i) Identification of the major areas where, and means by which, the board of directors will seek to improve the Bank’s operating performance;

(ii) a realistic and comprehensive budget for calendar year 2009, including income statement and balance sheet projections; and

(iii) a description of the operating assumptions that form the basis for, and adequately support, major projected income, expense, and balance sheet components.

(b) A strategic plan and budget for each calendar year subsequent to 2009 shall be submitted to the Reserve Bank and the Department at least 30 days prior to the beginning of that calendar year.

Liquidity/Funds Management

11. Within 60 days of this Agreement, the Bank shall submit to the Reserve Bank and the Department an acceptable written plan designed to improve management of the Bank’s liquidity position and funds management practices. The plan shall, at a minimum, address, consider, and include:

(a) Measures to enhance the monitoring, measurement, and reporting of the Bank’s liquidity to the board of directors;

(b) a timetable to reduce reliance on short-term wholesale funding, including brokered deposits; and

(c) specific liquidity targets and parameters and the maintenance of sufficient liquidity to meet contractual obligations and unanticipated demands.

12. Within 60 days of this Agreement, the Bank shall revise and submit to the Reserve Bank and the Department an acceptable written contingency funding plan that, at a minimum, identifies available sources of liquidity and includes adverse scenario planning.

Dividends

13. (a) Bancorp and the Bank shall not declare or pay any dividends without the prior written approval of the Reserve Bank and the Director of the Division of Banking Supervision and Regulation of the Board of Governors (the “Director”), and, as to the Bank, the Department.

(b) Bancorp shall not take any other form of payment representing a reduction in capital from the Bank without the prior written approval of the Reserve Bank.

(c) Bancorp and its nonbank subsidiary shall not make any distributions of interest, principal, or other sums on subordinated debentures or trust preferred securities without the prior written approval of the Reserve Bank and the Director.

(d) All requests for prior approval shall be received at least 30 days prior to the proposed dividend declaration date, proposed distribution on subordinated debentures, and required notice of deferral on trust preferred securities. All requests shall contain, at a minimum, current and projected information, as appropriate, on Bancorp’s capital, earnings, and cash flow;

the Bank’s capital, asset quality, earnings and ALLL needs; and identification of the sources of funds for the proposed payment or distribution. Bancorp and the Bank, as appropriate, must also demonstrate that the requested declaration or payment of dividends is consistent with the Board of Governors’ Policy Statement on the Payment of Cash Dividends by State Member Banks and Bank Holding Companies, dated November 14, 1985 (Federal Reserve Regulatory Service, 4-877 at page 4-323).

Debt and Stock Redemption

14. (a) Bancorp shall not, directly or indirectly, incur, increase, or guarantee any debt without the prior written approval of the Reserve Bank. All requests for prior written approval shall contain, but not be limited to, a statement regarding the purpose of the debt, the terms of the debt, and the planned source(s) for debt repayment, and an analysis of the cash flow resources available to meet such debt repayment.

(b) Bancorp shall not, directly or indirectly, purchase or redeem any shares of its stock without the prior written approval of the Reserve Bank.

Compliance with Laws and Regulations

15. (a) Within 30 days of this Agreement, the Bank shall eliminate or correct the violations of law and regulation cited in the Report of Examination.

(b) In appointing any new director or senior executive officer, or changing the responsibilities of any senior executive officer so that the officer would assume a different senior executive officer position, Bancorp and the Bank shall comply with the notice provisions of section 32 of the FDI Act (12 U.S.C. § 1831i) and Subpart H of Regulation Y of the Board of Governors (12 C.F.R. §§ 225.71 et seq.) and also provide written notice to the Department. Bancorp and the Bank shall not appoint any individual to Bancorp’s or the Bank’s board of directors or employ or change the responsibilities of any individual as a senior executive officer if the Reserve Bank or the Department notifies Bancorp or the Bank of disapproval within the time limits prescribed by Subpart H of Regulation Y.

(c) Bancorp and the Bank shall comply with the restrictions on indemnification and severance payments of section 18(k) of the FDI Act (12 U.S.C. § 1828(k)) and Part 359 of the Federal Deposit Insurance Corporation’s regulations (12 C.F.R. Part 359).

Compliance with the Agreement

16. (a) Within 10 days of this Agreement, the boards of directors of Bancorp and the Bank shall appoint a joint committee (the “Compliance Committee”) to monitor and coordinate Bancorp’s and the Bank’s compliance with the provisions of this Agreement. The Compliance Committee shall include a majority of outside directors who are not executive officers or principal shareholders of Bancorp and the Bank, as defined in sections 215.2(e)(1) and 215.2(m)(1) of Regulation O of the Board of Governors (12 C.F.R. §§ 215.2(e)(1) and 215.2(m)(1)) . At a minimum, the Compliance Committee shall meet at least monthly, keep detailed minutes of each meeting, and report its findings to the boards of directors of Bancorp and the Bank.

(b) Within 30 days after the end of each calendar quarter following the date of this Agreement, the Bank shall submit to the Reserve Bank and the Department written progress reports detailing the form and manner of all actions taken to secure compliance with this Agreement and the results thereof.

Approval and Implementation of Plans, Policies, Procedures, and Programs

17. (a) The Bank and, as applicable, Bancorp shall submit written plans, policies, procedures, and programs that are acceptable to the Reserve Bank and the Department within the applicable time periods set forth in paragraphs 3, 4, 5, 7, 8(c), 9, 11, and 12 of this Agreement.

(b) Within 10 days of approval by the Reserve Bank and the Department, the Bank and, as applicable, Bancorp shall adopt the approved plans, policies, procedures, and program. Upon adoption, the Bank and, as applicable, Bancorp shall promptly implement the approved plans, policies, procedures, and program, and thereafter fully comply with them.

(c) During the term of this Agreement, the approved plans, policies, procedures, and program shall not be amended or rescinded without the prior written approval of the Reserve Bank and the Department.

Communications

18. All communications regarding this Agreement shall be sent to:

(a) Mr. Kevin Zerbe
Vice President
Federal Reserve Bank of San Francisco
101 Market Street
Mail Stop 920
San Francisco, California 94105

(b) Ms. Catherine Nahnsen-Robison
State of California Department of Financial Institutions
300 South Spring Street, Suite 15513
Los Angles, California 90013

(c) Mr. Bart Hill
President and Chief Executive Officer
San Joaquin Bancorp
San Joaquin Bank
1301 17th Street
Bakersfield, California 93301

Miscellaneous

19. Notwithstanding any provision of this Agreement, the Reserve Bank and the Department may, in their sole discretion, grant written extensions of time to Bancorp and the Bank to comply with any provision of this Agreement.

20. The provisions of this Agreement shall be binding upon Bancorp, the Bank, and their institution-affiliated parties, in their capacities as such, and their successors and assigns.

21. Each provision of this Agreement shall remain effective and enforceable until stayed, modified, terminated, or suspended in writing by the Reserve Bank and the Department.

22. The provisions of this Agreement shall not bar, estop, or otherwise prevent the Board of Governors, the Reserve Bank, the Department, or any other federal or state agency from taking any other action affecting Bancorp, the Bank, or any of their current or former institution-affiliated parties and their successors and assigns.

23. Pursuant to Section 50 of the FDI Act (12 U.S.C. § 1831aa), this Agreement is enforceable by the Board of Governors under Section 8 of the FDI Act (12 U.S.C. § 1818).

24. If the Department determines that the Bank has violated any substantive provision of this Agreement, the Bank shall, for the purposes of the California Financial Code, be deemed to be conducting its business in an unsafe or unauthorized manner and may subject the Bank to further regulatory enforcement action by the Department.

IN WITNESS WHEREOF, the parties have caused this Agreement to be executed as of the 7th day of April, 2009.

SAN JOAQUIN BANCORP By: /s/Bruce Maclin Bruce Maclin Chairman of the Board SAN JOAQUIN BANK By: /s/Bruce Maclin Bruce Maclin Chairman of the Board

FEDERAL RESERVE BANK OF SAN FRANCISCO

By: /s/Kevin Zerbe
Kevin Zerbe
Vice President

STATE OF CALIFORNIA
DEPARTMENT OF FINANCIAL
INSTITUITIONS

By: /s/Douglas Kirkpatrick
Douglas Kirkpatrick
Deputy Commissioner